UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event reported): June 29, 2004.

ENCISION, INC.
(Exact name of Registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4828 Sterling Dr., Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 444-2600

Item 5.    Other Events and Regulation FD Disclosure.

On June 29, 2004, Encision Inc. issued a press release announcing that it had named John R. (“Jack”) Serino president and chief executive officer.  Mr. Serino will also be appointed to serve on the Company’s Board of Directors.  The text of the press release is set forth beginning on the following page.

Encision Inc. Names John R. Serino President and Chief Executive Officer

Boulder, Colorado, June 29, 2004 — Encision Inc. (Amex: ECI), a medical device company with patented surgical technology emerging as a standard of care in minimally-invasive surgery, announced today that it has named John R. (“Jack”) Serino president and chief executive officer.  Mr. Serino, who will also be nominated to serve on the Company’s Board of Directors, will guide Encision to maximize its growth potential.

As a veteran medical industry executive with over 15 years in the medical device business, Mr. Serino is a recognized leader in building sales and marketing teams.  Most recently, Mr. Serino was with Quinton Cardiology Inc. as its Vice President of Sales and Marketing, where he was a member of its turnaround management team.  Previously, he was with PLC Medical Systems, which pioneered CO2 laser systems for the treatment of patients with severe coronary artery disease, as its Vice President of Sales and Marketing.  Mr. Serino holds an MBA degree from the University of La Verne and a Bachelor of Science degree.

“We are extremely pleased to have Mr. Serino join the team and look forward to a new phase of unprecedented growth,” said Roger C. Odell, Chairman of the Board of Encision.

Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:           Marcia McHaffie, Encision Inc., 303-444-2600 ext. 101, mmchaffie@encision.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Encision Inc.

Date: July 1, 2004	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer